As filed with the Securities and Exchange Commission on May 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EXXON MOBIL CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	13-5409005
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

22777 Springwoods Village Pkwy

Houston, Texas 77389-1425

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 940-6000

Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan

(Full title of the plans)

Craig S. Morford

Vice President, General Counsel and Secretary

Exxon Mobil Corporation

22777 Springwoods Village Pkwy

Houston, Texas 77389-1425

Tel: (972) 940-6000

(Name, address and telephone number, including area code, of agent for service)

Copies to

Jennifer S. Conway

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Tel: (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of the “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Exxon Mobil Corporation (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register 9,458,031 shares of its common stock, without par value (“Registrant Common Stock”), for issuance under the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan (as amended, the “Pioneer Plan”). These shares include (i) shares in respect of Registrant Replacement Awards (as defined below) and (ii) Remaining Pioneer Plan Shares (as defined below), in each case, in accordance with Rule 303A.08 of the New York Stock Exchange Listed Company Manual (“Rule 303A.08”).

Registrant Replacement Awards

In accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated October 10, 2023, by and among the Registrant, SPQR, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, and Pioneer Natural Resources Company, a Delaware corporation (“Pioneer”, and the transactions contemplated by the Merger Agreement, the “Merger”), at the effective time of the Merger (the “Effective Time”), each award of restricted stock units granted under the Pioneer Plan that did not vest as of immediately prior to the Effective Time (the “Pioneer Rollover Awards”) was cancelled by the Registrant and converted into an award of restricted stock units with respect to Registrant Common Stock (“Registrant Replacement Awards”). The number of shares of Registrant Common Stock subject to each Registrant Replacement Award equals the number of shares of Pioneer common stock, par value $0.01 per share (“Pioneer Common Stock”), subject to the corresponding Pioneer Rollover Award immediately prior to the Effective Time multiplied by 2.3234 (the “Exchange Ratio”), rounded down to the nearest whole share. Pursuant to an exception under Rule 303A.08, awards that are granted under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be converted, replaced or adjusted in connection with such transaction without approval of shareholders of the listed acquiring company.

Remaining Pioneer Plan Shares

Shares of Registrant Common Stock registered hereunder also include any other shares of Pioneer Common Stock that were available for future awards under the Pioneer Plan immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share (the “Remaining Pioneer Plan Shares”). Pursuant to an exception under Rule 303A.08, subject to certain limitations, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect such transaction) by the listed acquiring company for certain post-transaction grants without approval of shareholders of the listed acquiring company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024 (File No. 001-2256) (the “Annual Report”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c) The description of Registrant Common Stock contained in Exhibit 4(vi) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation does not contain any provision relating to the indemnification of its directors or officers. Article X of the Registrant’s by-laws provides that the Registrant shall indemnify to the full extent permitted by law any current or former director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of the Registrant or any of its subsidiaries or serves or served any other enterprise at the request of the Registrant against expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement, actually and reasonably incurred by such person in connection with such legal action. No indemnification is required under the Registrant’s by-laws with respect to any settlement or other nonadjudicated disposition of any legal action unless the Registrant has previously consented to such settlement or other disposition.

The Registrant is organized under the laws of the State of New Jersey. Section 14A:3-5(2) of the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the corporation or the legal representative of any such director, officer, trustee, employee or agent) against his or her expenses and liabilities in connection with any proceeding involving such corporate agent by reason of his or her being or having been a corporate agent, other than derivative proceedings, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii), with respect to any criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Under Section 14A:3-5(3) of the New Jersey Business Corporation Act, a New Jersey corporation may indemnify a corporate agent against his or her expenses in connection with any derivative proceedings. A standard of care similar to Section 14A:3-5(2) of the New Jersey Business Corporation Act is applicable, except no indemnification may be provided in respect of any claim, issue or matter as to which the corporate agent is adjudged to be liable to the corporation, unless (and only to the extent that) the Superior Court of the State of New Jersey (or the court in which the proceeding was brought) determines upon application that the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 14A:3-5(4) of the New Jersey Business Corporation Act requires a New Jersey corporation to indemnify a corporate agent for his or her expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above, or in defense of any claim, issue or matter therein. Except as required by the previous sentence, under Section 14A:3-5(11) of the New Jersey Business Corporation Act, no indemnification may be made or expenses advanced, and none may be ordered by a court, if such indemnification or advancement would be inconsistent with (i) a provision of the corporation’s certificate of incorporation, (ii) its by-laws, (iii) a resolution of the board of directors or of the corporation’s shareholders, (iv) an agreement to which the corporation is a party or (v) other proper corporate action (in effect at the time of the accrual of the alleged cause of action asserted in the proceeding) that prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

Under Section 14A:3-5(6) of the New Jersey Business Corporation Act, expenses incurred by a corporate agent in connection with a proceeding may, except as described in the immediately preceding paragraph, be paid by the corporation before the final disposition of the proceeding as authorized by the board of directors upon receiving an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. Article X of the Registrant’s by-laws provides that the Registrant shall pay the expenses (including attorneys’ fees) incurred by a current or former officer or director of the Registrant in defending any legal action in advance of its final disposition promptly upon receipt of such an undertaking.

Under Section 14A:3-5(8) of the New Jersey Business Corporation Act, the power to indemnify and advance expenses under the New Jersey Business Corporation Act does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in derivative proceedings, to which a corporate agent may be entitled to under a certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Section 14A:3-5(9) of the New Jersey Business Corporation Act further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify him or her against such expenses and liabilities under the New Jersey Business Corporation Act. The Registrant maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015).

4.2	By-laws of the Registrant (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Report on Form 8-K of October 31, 2022).

5	Opinion of Mr. James E. Parsons, Esq., Executive Counsel - Corporate and Securities for Exxon Mobil Corporation (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Mr. James E. Parsons, Esq., Executive Counsel - Corporate and Securities for Exxon Mobil Corporation (included in Exhibit 5).

24	Power of Attorney (filed herewith).

99.1	Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan (filed herewith).

99.2	Amendment No. 1 to Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan, dated January 12, 2021 (filed herewith).

107	Filing Fee Table (filed herewith).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on May 3, 2024.

EXXON MOBIL CORPORATION

Darren W. Woods
Darren W. Woods, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below, on May 3, 2024.

Darren W. Woods	Michael J. Angelakis
Darren W. Woods Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Michael J. Angelakis Director

Susan K. Avery	Angela F. Braly
Susan K. Avery Director	Angela F. Braly Director

Gregory J. Goff	John D. Harris II
Gregory J. Goff Director	John D. Harris II Director

Kaisa H. Hietala	Joseph L. Hooley
Kaisa H. Hietala Director	Joseph L. Hooley Director

Steven A. Kandarian	Alexander A. Karsner
Steven A. Kandarian Director	Alexander A. Karsner Director

Lawrence W. Kellner	Dina P. McCormick
Lawrence W. Kellner Director	Dina P. McCormick Director

Jeffrey W. Ubben	Kathryn A. Mikells
Jeffrey W. Ubben Director	Kathryn A. Mikells Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Len M. Fox
Len M. Fox Vice President and Controller (Principal Accounting Officer)

Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Charles A. Casey, Brian J. Conjelko and Antony E. Peters and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Darren W. Woods	Michael J. Angelakis
Darren W. Woods Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Michael J. Angelakis Director

Susan K. Avery	Angela F. Braly
Susan K. Avery Director	Angela F. Braly Director

Gregory J. Goff	John D. Harris II
Gregory J. Goff Director	John D. Harris II Director

Kaisa H. Hietala	Joseph L. Hooley
Kaisa H. Hietala Director	Joseph L. Hooley Director

Steven A. Kandarian	Alexander A. Karsner
Steven A. Kandarian Director	Alexander A. Karsner Director

Lawrence W. Kellner	Dina P. McCormick
Lawrence W. Kellner Director	Dina P. McCormick Director

Jeffrey W. Ubben	Kathryn A. Mikells
Jeffrey W. Ubben Director	Kathryn A. Mikells Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Len M. Fox
Len M. Fox Vice President and Controller (Principal Accounting Officer)